Delaware The First State Page 1 7801471 8100 Authentication: 204415373 SR# 20233776630 Date: 10-20-23 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “SKILLZ INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF OCTOBER, A.D. 2023, AT 12:42 O`CLOCK P.M.